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SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between John R. Sult (hereinafter “Sult”) and Marathon Oil Corporation (hereinafter “Marathon”). Sult and Marathon will sometimes collectively be referred to herein as “the Parties.”
WHEREAS, the Parties mutually desire to resolve all of their disputes and potential disputes relating to Sult’s termination of employment.
NOW THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants herein contained, the Parties agree as follows:
1.SEPARATION PAYMENT - In consideration of Sult’s agreement to all of the terms, conditions and promises in this Agreement, Marathon agrees to pay to Sult the total gross amount of ONE MILLION DOLLARS AND NO CENTS ($1,000,000.00), less all applicable deductions and withholdings, and inclusive of any and all costs and attorneys’ fees incurred (the “Separation Payment”). The Separation Payment shall be paid through payroll and reported as wage income to the Internal Revenue Service on IRS Form W-2. Marathon agrees to deliver the Separation Payment to Sult within 15 days following the delivery to Marathon of this Agreement, executed with Sult’s original signature and the date of execution.
2.TAX LIABILITY - Sult agrees that he shall be liable for the payment of all federal, state and local taxes which may be owed by Sult as the result of the consideration received in the Separation Payment described above. Sult understands that Marathon makes no representations regarding tax treatment of the Separation Payment, and Sult agrees fully to defend, indemnify and hold Marathon, and each of its parents, subsidiaries, divisions, affiliates and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them, harmless from any liability for payment of the taxes, penalties, withholding obligations and interest that he owes on the consideration he receives and that a government agency requests that Marathon pay (other than any payroll tax amounts for which only the employer would be liable), and to cooperate with Marathon with respect to any tax issues related to the compensation payable under this Agreement.
3.NO LAWSUIT - Sult represents that, as of the date Sult executes this Agreement, he has no knowledge or information of any kind that he is or will be a party in any pending administrative charge, lawsuit, civil action or claim of any kind against Marathon or any of its parents, subsidiaries, divisions, affiliates or operating companies, or the respective trustees, directors, officers, shareholders, employees, agents, attorneys, or insurers of each of them.
4.TERMINATION OF OFFICER AND DIRECTOR APPOINTMENTS - Sult represents and agrees that his employment with Marathon has ended, and further agrees that effective August 19, 2016, he resigned and ceased to serve as an officer or director of Marathon and its direct or indirect subsidiaries.
5.PAYMENT OF WAGES AND OTHER COMPENSATION - Sult represents and agrees that he has been paid all of his normal and customary wages for services rendered during his employment with Marathon or its subsidiaries, as well as all bonuses, accrued but unused vacation, and any other compensation or benefits due as a result of his employment with Marathon or its subsidiaries. Notwithstanding the foregoing, this Agreement does not waive Sult’s entitlement to vested benefits under the qualified and non-qualified employee retirement plans of Marathon Oil Company pursuant to the terms of such plans, or to “COBRA” continuation coverage under Marathon’s group health plans.
6.INDEMNIFICATION RIGHTS - Nothing in this Agreement shall modify any rights Sult may have under Marathon’s by-laws or officer and director insurance policy as a former officer of Marathon; provided that nothing herein shall create any new or additional rights or extend any rights under Marathon’s

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by-laws or officer and director insurance policy for Sult that did not otherwise exist immediately following Sult’s termination of employment.
7.SUFFICIENCY OF CONSIDERATION - Sult understands and agrees that the consideration provided in this Agreement confers upon him a benefit to which he is not otherwise entitled. Therefore, Sult acknowledges and agrees that the consideration provided by Marathon to him pursuant to this Agreement constitutes good and valuable consideration for the general release, and the other promises and terms in this Agreement. Sult understands and agrees that he is not eligible for or entitled to any other benefit or consideration from Marathon, except as provided in this Agreement, and he is not entitled to any benefits under Marathon Oil Company’s Termination Allowance Plan or any reimbursements under Marathon’s Tax, Estate, and Financial Planning Program for expenses incurred following his termination of employment.
8.GENERAL RELEASE - Sult hereby releases and forever discharges Marathon and each of its parents, subsidiaries, divisions, affiliates, operating companies, predecessors and successors, as well as all of the current and former employees, officers, directors, owners, shareholders, partners, representatives, agents and affiliates of each of them (collectively, the “Released Parties”), from any and all claims, complaints, charges, causes of action, liabilities, obligations, debts, contracts, lawsuits, proceedings, judgments, damages and attorneys’ fees against the Released Parties, whether known or unknown, which Sult ever had, now has or which Sult or Sult’s heirs, executors, administrators, successors, representatives or assigns may have or claim to have prior to the date this Agreement is signed by Sult, due to any matter whatsoever relating to Sult’s employment, compensation, benefits, and termination of Sult’s employment with Marathon or any of the Released Parties (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) claims arising under federal, state or local statute, law, regulation or ordinance such as, without limitation, any claim that any of the Released Parties violated Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Americans with Disabilities Act Amendments Act of 2008, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act (excluding claims relating solely to “COBRA” continuation coverage under Marathon’s group health plans), the Health Insurance Portability and Accountability Act, the Fair Credit Reporting Act, claims of retaliation under the Fair Labor Standards Act, and any claim of unlawful discrimination or retaliation of any kind including but not limited to claims under state law; (2) any public policy, contract, tort, or common law claim of any kind, including but not limited to wrongful discharge, breach of contract, promissory estoppel, false imprisonment, intentional or negligent infliction of emotional distress, invasion of privacy, fraud, duress, fraudulent misrepresentation, negligent misrepresentation, defamation, negligence, assault, battery, conversion, and violation of public policy; (3) any claim concerning grants of restricted stock, performance units or stock options that were, by their terms, unvested as of Sult’s termination of employment; and (4) any claim for costs, fees, or other expenses including attorney’s fees incurred in these matters. However, this Agreement does not release (1) any claims to enforce Marathon’s obligations under this Agreement; (2) any claims that may arise after the date this Agreement is signed; (3) any claim that the controlling law clearly states may not be released by private agreement, including but not limited to any claim for an award for original information submitted pursuant to the whistleblower protections provided by Section 21F of the Securities Exchange Act of 1934; or (4) any claim for payments or benefits under the plans or arrangements described in the last sentence of Section 5 of this Agreement.

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9.RIGHTS UNDER THE OLDER WORKERS BENEFIT PROTECTION ACT - THIS AGREEMENT SPECIFICALLY WAIVES ALL OF SULT’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED, AND IN CONNECTION WITH THIS WAIVER, SULT ACKNOWLEDGES AND AGREES TO THE FOLLOWING:

a.	This Agreement refers to and releases rights and/or claims arising under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act;

b.	This Agreement is written in a manner calculated to be understood by Sult and Sult has carefully read and fully understands the terms, conditions, and effect of this Agreement;

c.	Sult does not waive rights or claims that may arise after the date this Agreement is executed;

d.	Sult waives rights and claims under the Age Discrimination in Employment Act only in exchange for consideration in addition to anything of value to which he is already entitled;

e.	Sult is encouraged and advised in writing to consult with an attorney prior to executing this Agreement;

f.
Sult has twenty-one (21) days following his termination of employment on August 31, 2016 in which to consider, and to request changes to, this Agreement before accepting it, and if Sult signs this Agreement prior to the end of the 21-day time period, he knowingly and voluntarily elected to do so;

g.
Sult fully understands that he may revoke his acceptance of this Agreement at any time within seven (7) days of the date on which he signed the Agreement, and this Agreement shall not become effective or enforceable until the seven-day revocation period has expired. If Sult wishes to revoke this Agreement during the seven-day revocation period, he shall do so by sending a written notice stating, “I hereby revoke my acceptance of our Separation Agreement,” to Sylvia J. Kerrigan, Executive Vice President, General Counsel and Secretary, Marathon Oil Corporation, 5555 San Felipe Street, Houston, TX 77056, sjkerrigan@marathonoil.com, via both e-mail and certified mail, return receipt requested. If Sult decides to revoke this Agreement, the revocation shall make this Agreement and its terms and conditions null and void as of the date the written revocation is received by Marathon’s general counsel, Ms. Kerrigan.

10.REPRESENTATION BY COUNSEL; UNDERSTANDING OF AGREEMENT - Sult acknowledges that he has been advised by Marathon to consult with an attorney before signing this Agreement, and that he has been given a reasonable period of time in which to consider the terms of this Agreement before acting upon it. Sult represents that he has carefully read and fully understands all of the provisions of this Agreement and that he has had the opportunity to discuss all aspects of the Agreement with his attorney.
11.COVENANT NOT TO SUE - Sult agrees not to file or initiate a lawsuit in any court or initiate an arbitration proceeding asserting any of the Released Claims against any of the Released Parties. Sult further agrees that he will not permit himself to be a member of any class in any court or in any arbitration proceeding seeking relief against the Released Parties based on claims released by this Agreement, and that even if a court, arbitrator, or government agency rules that he may not waive a claim released by this Agreement, he will not accept or be entitled to any money damages or other relief in connection with any other action or proceeding asserting any of the Released Claims against any of the Released Parties. Sult agrees to reimburse the Released Parties for any legal fees that they incur as a result of any breach of this paragraph by Sult.

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12.WAIVER OF DAMAGES - Nothing herein is intended to or shall interfere with Sult’s right to participate in a proceeding with any appropriate federal, state or local government agency enforcing federal or state discrimination, securities or other laws and/or cooperating with said agency in its investigation. Sult, however, shall not be entitled to receive any relief, recovery or monies in connection with any complaint or charge brought pursuant to the Released Claims, without regard as to who brought any such complaint or charge.
13.RETURN OF PROPERTY - Sult agrees to return to Marathon as soon as administratively feasible following his termination of employment all originals and copies of any files, memoranda, documents, records, keys, credit cards, cell phones, tablets, computers and any other Marathon property (“Marathon Property”) in his possession, and further agrees to use his best efforts to provide passwords or codes to devices as requested by Marathon to enable Marathon to access such Marathon Property. Marathon agrees to return to Sult any of Sult’s personal property as soon as reasonably practicable following Sult’s termination of employment.
14.NON-DISPARAGEMENT - Sult agrees to refrain from participating in any activity or making any statements, whether orally or in writing, which are calculated to damage or have the effect of damaging the business or reputation of any Released Party; other than any truthful disclosures or statements that are required by or pursuant to operation of law or are made to any of Sult’s outside attorneys. Marathon agrees that Marathon officers and members of the Marathon Board of Directors will refrain from participating in any activity or making any statements, whether orally or in writing, which are calculated to damage or have the effect of damaging the reputation or job prospects of Sult; other than any truthful disclosures or statements that are required by or pursuant to operation of law or are made to any of Marathon’s outside attorneys or financial auditors.
15.INJUNCTIVE RELIEF - Without limiting the remedies available to either Party, each Party hereto acknowledges that a breach of any of the covenants contained in any of the section labeled Non-Disparagement may result in irreparable injury to either Sult or the Released Party, as applicable, for which there is no adequate remedy at law, that monetary relief will be inadequate, and that, in the event of such a breach or threat thereof, Sult or the Released Party, as applicable, shall be entitled to obtain, in addition to other relief that may be available, a temporary restraining order and/or preliminary or permanent injunction restraining the offending Party from engaging in activities prohibited by any of the covenants contained herein, as well as such other injunctive relief as may be required specifically to enforce any of the covenants contained herein, without the payment of any bond.
16.NON-ADMISSION OF WRONGDOING - The Parties agree that this Agreement does not constitute an admission by Marathon or any of the Released Parties of any violation by them of any federal, state or local law, ordinance or regulation, or of any violation of any policy or procedure, or of any liability or wrongdoing whatsoever. This Agreement may be introduced, however, in any proceeding to enforce this Agreement.
17.GOVERNING LAW - This Agreement shall be governed by and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions.
18.COUNTERPARTS - This Agreement may be executed in counterparts and each counterpart will be deemed an original.
19.SECTION HEADINGS - Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.
20.SEVERABILITY - Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

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21.ENTIRE AGREEMENT - This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement. Sult acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be in writing and signed by Sult and an authorized officer of Marathon.

IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Separation Agreement as of the date set forth below.
JOHN R. SULT:

/s/ John R. Sult         9/21/2016
Signature                        Date

MARATHON OIL CORPORATION:

/s/ Lee M. Tillman         9/23/2016
Signature                        Date

President and CEO
Title

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